UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008

Foldera, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2952 Daimler St. Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in the Current Report on Form 8-K filed by Foldera, Inc. (the "Company") with the Securities and Exchange Commission on November 2, 2007, the Company entered into a Services Agreement with Tiscali Services S.p.A. ("Tiscali"), a European Internet Service Provider (ISP) on October 24, 2007, pursuant to which Tiscali was to provide personnel to manage and maintain the hardware and equipment to be installed by the Company at Tiscali's premises in Cagiliari, Italy under the Services Agreement. Pursuant to this agreement, the Company was to pay a fee (which was expected to be Euros 11,600 per month) to Tiscali for such personnel and hardware management services, commencing March 1, 2008. Unless sooner terminated for cause, the initial term of this agreement was to expire on January 15, 2009.

Because the Company has been unable to secure the additional financing necessary to place the specified computer hardware and equipment at Tiscali’s premises, the Company determined that the Services Agreement would no longer be necessary and, therefore, entered into negotiations with Tiscali to terminate the Services Agreement. On April 10, 2008, the Company and Tiscali agreed to terminate the Services Agreement in exchange for a one-time payment of Euros 27,200, in addition to the Euros 23,200 payable under the terms of the Services Agreement.

Further, as previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 26, 2007, the Company continues to explore strategic alternatives to maximize shareholder value. Such alternatives may include the outright sale of the business, the sale of the Company's software and other intellectual property and/or other M&A activity. There is no assurance that the Company will be successful in these endeavors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: April 16, 2007	By: /s/ Reid Dabney
Reid Dabney
Senior Vice President and Chief Financial Officer